Exhibit 10.17
EDISON INTERNATIONAL
SOUTHERN CALIFORNIA EDISON COMPANY
RETIREMENT PLAN FOR DIRECTORS
As Amended and Restated Effective December 31, 2008
PREAMBLE
The purpose of this Plan is to provide recognition and retirement compensation to eligible members of the boards of directors (the “Boards”) of Edison International and Southern California Edison Company (each, a “Company”) to facilitate the Companies’ ability to attract, retain, and reward members of the Boards. This Plan is designed to comply with Section 409A of the Internal Revenue Code and the regulations issued thereunder (“Section 409A”).
ARTICLE 1
ELIGIBILITY
1.2 Eligibility
Eligibility in this Plan is limited to members of the Boards who have at least five years of total service (which need not be continuous service) as directors, and who retire or resign from the Boards in good standing or die while in service and in good standing. This Plan covers periods of service both as an employee director and as an outside director. For purposes of this Plan, a year of service will be determined on a calendar year basis and a full year of service will be credited for any fractional year served.
ARTICLE 2
AMOUNT OF ANNUAL BENEFIT
2.1 Benefit
The Plan pays an annual retirement benefit equal to the annual retainer in effect at the time of the eligible director’s retirement, resignation, or death. The retirement benefit will be paid quarterly in equal installments for the period described in Section 3.1(a). Each quarterly installment shall equal one-fourth of the director’s annual retirement benefit. No additional amount will be paid for service on any of the committees of the Boards, nor will interest be paid.
2.2 Benefit of Directors in Service Before 1996
If a director has Board service prior to 1996, the Plan will pay an annual retirement benefit determined by multiplying the director’s years of service before and after January 1, 1996 by the applicable compensation base and dividing the sum of the products by the director’s total years of service. For service before 1996, the compensation base will be (i) the annual retainer plus (ii) the regular Board meeting fee multiplied by the annual number of regular meetings of the Board as described in the Bylaws. For service after 1995, the compensation base will be the annual retainer. The annual retainer, the regular Board meeting fee and the number of regular meetings of the Board will be those in effect, or made effective, at the time of the eligible director’s Separation from Service.
2.3 Termination of Benefit Accrual for Service After 1997
Notwithstanding any other provision of this Plan to the contrary, no Board service after 1997 of any Director who is elected or re-elected as a Director in 1998, or any time thereafter, will be taken into account for purposes of determining benefits payable under this Plan. Benefits accrued based on Board service prior to 1998 shall otherwise remain payable in accordance with the terms of the Plan.
ARTICLE 3
DURATION OF PAYMENTS
3.1 Benefit Period
(a) Except as provided in Section 3.3, the Plan benefit will be paid to the retired director for the number of years equal to the director’s total years of service on the Boards through 1997 (the “Benefit Period”).
(b) A break in service on the Board of Edison International or Southern California Edison Company which was required to allow the director to render a period of uninterrupted high-level government service, and which was followed by reelection to that Board within 12 months after the completion of such government service, will be recognized under this Plan as a period of service on that Board.
(c) A year of simultaneous service on the Boards of Edison International and Southern California Edison Company will be counted as one year for computation of the Plan’s benefit period.
3.2 Commencement of Payments
(a) The first quarterly installment of Plan benefits will be paid on the first day of the calendar quarter following the director’s Separation from Service as a director or the 65th anniversary of the director’s birth, whichever occurs later. Subsequent quarterly installments of Plan benefits will be paid on the first day of each subsequent calendar quarter following the payment date of such first quarterly installment and shall continue through the end of the Benefit Period.
(b) Notwithstanding Section 3.2(a), if a director elected a specific date on which his or her Plan benefits will be paid by submitting an election form on or before December 31, 2008, in accordance with the transition rule under Section 409A, then distribution shall be made to the director on that specified date.

3.3 Survivor Benefits
If the director dies, any benefit payments remaining will continue to be paid during the remainder of the Benefit Period to his or her surviving spouse or, if there is no surviving spouse, to the estate of the director.
ARTICLE 4
ADMINISTRATION
4.1 Unfunded Status
This Plan is non-contributory, non-qualified and unfunded, and represents an unsecured general obligation of each Company. No special fund or trust will be created, nor will any notes or securities be issued with respect to any retirement benefits.
4.2 Plan Interpretations
The Chair of each Company’s Compensation and Executive Personnel Committee (each, a “Committee”), or the Vice President of Human Resources of Southern California Edison Company, will have full and final authority to interpret this Plan, and to make determinations advisable for the administration of this Plan, to approve ministerial changes, and to approve changes as may be required by law or regulation. All such decisions and determinations will be final and binding upon all parties.
4.3 Incapacity
If any person entitled to payments under this Plan is incapacitated and unable to use such payments in his/her own best interest, the Company may direct that payments (or any portion) be made to the person’s spouse or legal guardian, as an alternative to the payment to the person unable to use the payments. The Companies will have no obligation to supervise the use of such payments.
4.4 Applicable Law
This Plan will be governed by the laws of the State of California.
ARTICLE 5
MISCELLANEOUS
5.1 Section 409A
It is intended that any amounts payable under this Plan and the exercise of authority or discretion by either the Company or any director or other person hereunder shall comply with Section 409A so as not to subject any person receiving benefits hereunder to payment of any interest or additional tax imposed under Section 409A.

5.2 Specified Employees
Notwithstanding any provision of this Plan to the contrary, if a director is reasonably determined to be a “specified employee” as defined in Section 409A, the director shall not be entitled to any payments upon his or her Separation from Service until the earlier of (i) the date which is six (6) months after such Separation from Service for any reason other than death, or (ii) the date of the director’s death. Any amounts otherwise payable to the director following his or her Separation from Service that are not so paid by reason of this paragraph shall be paid within 30 days after the date that is six (6) months after the director’s Separation from Service (or, if earlier, the date of the director’s death).
5.3 Separation from Service
For purposes of this Plan, “Separation from Service” means when a director dies, retires, or otherwise has a termination of service from the Board that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), without regard to the optional alternative definitions available thereunder.

EDISON INTERNATIONAL AND SOUTHERN CALIFORNIA EDISON COMPANY
/s/ Diane L. Featherstone
Diane L. Featherstone

4